Exhibit 99.1
Republic Property Trust Reports 2006 Second Quarter Results
Washington, D.C., August 10, 2006 – Republic Property Trust (the “Company”) (NYSE: RPB), a self-administered and self-managed real estate investment trust, today announced its results for the three months ended June 30, 2006. Net loss for the three months ended June 30, 2006 was $178,000 and FFO for the same period was $4.6 million.
Financial statements and exhibits included in this release reflect the Company’s results for the three months ended June 30, 2006, and of its predecessor, RKB Washington Property Fund I L.P. (the “Predecessor”), for the three months ended June 30, 2005.
At June 30, 2006, the Company owned 12 properties, comprising 23 buildings in the Greater Washington, D.C. metropolitan area, through its approximate 88.0% ownership in Republic Property Limited Partnership, its Operating Partnership.
Mark R. Keller, Chief Executive Officer of Republic Property Trust said, “At June 30, 2006, our portfolio was approximately 89% leased. We successfully closed on the acquisition of WillowWood I and II, adding approximately 250,000 square feet of office space to our portfolio. Earlier this week, we also announced an agreement to acquire Dulles Park, a 181,000 square foot Class A office building fronting the Dulles Toll Road in Herndon, Virginia. The Dulles Park transaction is expected to close in approximately 30 days and we believe it will offer significant growth opportunities through leasing and operating efficiencies.”
Recent Activity
The Company expects to close on its previously announced acquisition of Dulles Park in September 2006 subject to customary closing conditions. Dulles Park, a Class A office building totaling approximately 181,000 net rentable square feet, is a high profile property with frontage on the Dulles Toll Road in Herndon, Virginia. The $48.3 million purchase price is expected to be funded by funds drawn from the Company’s line of credit.
On May 25, 2006, through 100% owned subsidiaries of the Company’s Operating Partnership, the Company closed the acquisition of the fee interest in WillowWood I & II, for $66.8 million, including transaction costs. The acquisition of these two Class A office buildings, totaling approximately 250,000 square feet, completed the Company’s acquisition of the four-building office complex. The Company funded the majority of the purchase price through a $46.4 million mortgage loan and the balance using proceeds from the Company’s line of credit. The

Republic Property 2006 Second Quarter

acquisition of WillowWood I & II is reflected in the Company’s consolidated results of operations for periods subsequent to May 25, 2006.
Financial Results
Net loss for the 2006 second quarter was $178,000, compared to a net loss of $1.8 million for the same period in 2005.
Comparability between periods was impacted by changes in the portfolio during the period. The Company acquired the Republic Building in late December 2005 and WillowWood I & II in May 2006. The remaining nine properties in the portfolio were owned at all times during each of the 2006 and 2005 second quarters.
Other significant changes in results occurred due to the following factors:
•	Revenue increased at the Company’s Presidents Park property which was 44.5% leased at January 1, 2005 and 69.5% leased at June 30, 2006.

•	The Company earned management and development fees from the various management and development agreements with related parties that were contributed to the Company in connection with the IPO and formation transactions. Included in management and development fees are $2.2 million of cost reimbursements relating to the 2006 second quarter progress on the West Palm Beach project. The costs to which the reimbursements relate are reflected in cost of management and development fees.

•	Management and development fees earned in the period presented also consist of $0.9 million of management fees and payroll reimbursements, $0.2 million of development fees and $0.6 million of financing fees.

•	Real estate tax expense increased due to increased tax assessments at two of the Company’s properties.

•	Property operating costs increased due to increased occupancy at Presidents Park, in addition to higher HVAC, landscaping and property management costs at the Company’s other properties.

•	Depreciation and amortization increased as a result of the amortization of the third-party management and development agreements, a write-off of the $181,000 intangible asset related to the West Palm Beach development agreement, and increased depreciation arising from tenant improvements at the Presidents Park property.

•	Management fee expense in 2005 represents fees paid by the Company’s predecessor prior to the IPO. These fee agreements were terminated on December 19, 2005.

•	Cost of management and development fees include costs associated with providing the services under the Company’s management and development agreements. Costs related to providing services under the Company’s management and development agreements excluding the West Palm Beach project were $0.8 million for the period. These costs include direct and other attributable payroll costs. The Company incurred costs during the second quarter of 2006 in connection with the West Palm Beach project. $2.2 million of these costs are reimbursable by the City of West Palm Beach and are reflected as management and development fees. An additional $0.1 million in miscellaneous costs

Republic Property 2006 Second Quarter

related to the project are reflected in cost of management and development fees and are not reimbursed to us.

•	General and administrative expense is not directly comparable since the costs of the Company’s administrative function were not borne by the Company’s predecessor. These costs include costs of the Company’s administrative function generally and costs associated with operating as a public company. Also reflected in the quarter’s general and administrative expense is approximately $0.3 million of legal and professional fees related to the West Palm Beach internal inquiry.

•	Interest income increased as a result of temporarily higher cash balances and investments of some of the IPO proceeds in marketable securities.

•	Interest expense decreased due to the repayment of approximately $124 million of the Predecessor’s debt using proceeds from the IPO. We expect interest expense in subsequent periods to increase given higher debt levels primarily due to the recent acquisition of WillowWood I&II.
Net loss per common share for the three months ended June 30, 2006 was $.01 per common share (basic and diluted) on a rounded basis. Weighted average shares outstanding for the quarter were 26,044,285 (basic and diluted). Weighted average shares and units outstanding for the quarter were 29,604,304 (basic and diluted).
FFO for the 2006 second quarter totaled $4.6 million, or $0.15 per share, compared to $1.0 million for the comparable period in 2005. The changes in FFO between periods are driven by the same factors driving the changes in the Company’s net results as discussed above. A reconciliation of FFO to net loss, the comparable GAAP financial measure, can be found later in this release.
These reported results are unaudited, and there can be no assurance that the results will not vary from the final information for the quarter ended June 30, 2006. However, in management’s opinion, all adjustments considered necessary for a fair presentation of these reported results have been made.
West Palm Beach
As previously disclosed, the City of West Palm Beach, Florida, has sought the Company’s consent to an assignment of the City Center development agreement with the City of West Palm Beach to an unrelated third party. The Company is engaged in discussions related to a potential resolution of matters between the Company and the City associated with the City Center development agreement with the City. We cannot provide any assurances, however, that any agreement will be reached, that any agreement or other resolution will be on terms favorable to us or will not result in us foregoing any potential future revenue or income from the City Center project, or that the City of West Palm Beach will not determine to abandon, or otherwise terminate the City Center project, all of which may have a negative impact on the management of our business and on our cash flows and operating results.

Republic Property 2006 Second Quarter

Option Properties
Republic Property Trust has been retained as the property developer for three Class A Trophy office properties in Washington D.C., representing an estimated 1.1 million net rentable square feet, and has option agreements to acquire each of these assets. Republic Square I obtained all of its approvals from the District of Columbia and tenants have begun to build out and occupy their spaces. The Portals III has obtained a Certificate of Substantial Completion, while the third asset, Republic Square II, is an undeveloped parcel of land.
Republic Square I
Republic Square I obtained all of its approvals from the District of Columbia and tenants have begun to build out and occupy their spaces, and the parking garage is open for business. As of August 1, 2006, approximately 143,227 square feet, or 37% of the net rentable space, at Republic Square I had been leased to five tenants, which include National Cable & Telecommunications Association (“NCTA”), General Motors (“GM”), General Services Administration (U.S. Government — Department of Justice, office of the Trustee, “GSA”), National Association of Counties (“NACO”) and the University of Phoenix. The weighted average starting rent for private tenants is $32.70 per square foot on a triple net basis. The starting rent for the GSA is $46.44 on a full service basis. The weighted average tenant improvement allowance for all five leases is $50.98 per square foot. The five executed office leases at Republic Square I have an average lease term of approximately 10 years. The garage has been leased to Colonial Parking, Inc. at a starting rent of 70% of gross parking receipts.
The Portals III
The Portals III has received its Certificate of Substantial Completion. The parking garage has been leased to District of Columbia Parking Associates at a starting rent of 65% of gross parking receipts.
Distributions and Other Matters
A quarterly cash distribution of $0.206 per common share for the second quarter of 2006 will be paid on August 14, 2006 to shareholders of record on July 31, 2006.
Conference Call
Members of the Company’s management team will host a conference call and audio webcast, both open to the general public, at 11:00 A.M. Eastern Daylight Time on Thursday, August 10, 2006 to discuss its financial results and provide a Company update.

Republic Property 2006 Second Quarter

The conference call can be accessed by dialing 303-262-2211. A passcode is not needed for the live call. The replay will be available through August 17, 2006 by dialing 303-590-3000, passcode 11066228.
The Company will audio webcast the call, which may be accessed through the Company’s own website at www.rpbtrust.com, in the Investor Relations section. To listen to a live broadcast, access this site at least 10 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. An audio replay of the webcast will be archived in the Investor Relations section of the Company’s web site under the heading Events & Webcasts for one year.
Supplemental Information
The Supplemental Package providing further information regarding the Company’s results of operations, its properties and tenants will be available prior to the quarterly conference call on the Company’s website.
About Republic Property Trust
Republic Property Trust is a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, acquire, lease and develop primarily Class A office properties. The Company’s current portfolio is focused in the Washington, D.C. metropolitan, or Greater Washington, D.C., market. Republic Property Trust also selectively seeks fee-based development opportunities for all real estate classes in various geographic areas inside and outside of Greater Washington, D.C.
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found later in this release and in the Company’s Supplemental Information.
Safe Harbor
Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition,

Republic Property 2006 Second Quarter

development and joint venture risks; potential environmental and other liabilities; our ability to pay our estimated distribution at its current rate; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which discusses these and other factors that could adversely affect the Company’s results. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
For Further Information:
Republic Property Trust
Mike Green, 202-863-0300
MGreen@RPBTrust.com

Republic Property Trust — Supplemental Financial Data
Republic Property Trust (The Company) and RKB Washington Property Fund I L.P. (The Predecessor)
Consolidated Statements of Operations
For the Fiscal Quarters Ended June 30, 2006 and 2005

	The Company	The Predecessor
(Dollars in thousands except per share	Fiscal Quarter ended June 30,
amounts)	2006	2005

Revenue:
Rental income	$13,939	$8,819
Management and development fees and associated reimbursements	3,862	—

Total operating revenue	17,801	8,819
Expenses:
Real estate taxes	1,312	771
Property operating costs	2,510	1,684
Depreciation and amortization	5,178	2,733
Management fees	—	759
Cost of management and development fees and associated reimbursements	3,070	—
General and administrative	2,299	83

Total operating expenses	14,369	6,030

Operating income	3,432	2,789

Other income and expense:
Interest income	148	40
Interest expense	(3,782)	(4,618)

Total other income and expense	(3,634)	(4,578)

Net loss before minority interest	(202)	(1,789)

Minority interest	24	—

Net loss	$(178)	$(1,789)

Basic and diluted loss per common share	$(0.01)

Weighted average common shares outstanding basic and diluted	26,044,285

Distributions declared per common share	$0.206

Republic Property Trust — Supplemental Financial Data
(continued)
Reconciliations of non-GAAP financial measures
The Company calculates FFO pursuant to the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company also adjusts for minority interests in its operating partnership. Accordingly, the FFO disclosed represents the operating partnership’s FFO. FFO and FFO per share are used by management, investors and industry analysts as a supplemental measure of operating performance of equity REITs. The most directly comparable GAAP measure for FFO is GAAP net income. Management believes that FFO and FFO per share are helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values historically rise or fall due to market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs as disclosed in the Company’s Consolidated Statements of Cash Flows. FFO should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity. Reconciliations of FFO to net loss and FFO per share to net loss per share are provided below.
Reconciliation of Funds From Operations (FFO) to Net Loss

	Quarter ended June 30,
(Dollars in thousands)	2006	2005

Net loss	$(178)	$(1,789)

Minority interest	(24)	—
Real estate depreciation and amortization	4,770	2,733

Funds From Operations	$4,568	$944

Republic Property Trust — Supplemental Financial Data
(continued)
Reconciliation of FFO per share to Net Loss per share

Quarter ended
June 30, 2006
Net loss per share	$(0.01)
Real estate depreciation and amortization	0.16

Funds From Operations per share	$0.15